EXHIBIT 99.1

BROADWIND ANNOUNCES AGREEMENT TO SELL APPROXIMATELY $15 MILLION OF IRA ADVANCED MANUFACTURING TAX CREDITS

Cicero, Ill., December 27, 2023 — Broadwind (Nasdaq: BWEN), a diversified precision manufacturer of specialized components and solutions serving global markets, today announced that it has entered into a definitive Tax Credit Transfer Agreement (the “Agreement) with MarketAxess Holdings Inc. (the “Purchaser”) to sell earned Advanced Manufacturing Production Credits (“Tax Credits”), as outlined within the Inflation Reduction Act (IRA). Under the terms of the Agreement, Broadwind expects to sell approximately $15 million of tax credits, less discounts, transaction fees and related expenses.

Broadwind is entitled to the Tax Credits pursuant to Section 45X of the Internal Revenue Code, based on its domestic production and sale of certain eligible wind turbine components prior to the date of the Agreement in 2023. Subject to the Agreement, the Tax Credits will be assigned to the Purchaser pursuant to IRC Section 6418. Under the terms of the Agreement, Broadwind has also agreed, on a quarterly basis, to sell to the Purchaser Section 45X Tax Credits generated in 2024.

“As a leading domestic producer of critical wind turbine components supporting the energy transition, Broadwind is a key beneficiary of the Section 45X advanced manufacturing tax credits introduced with the passage of the Inflation Reduction Act of 2022,” stated Eric Blashford, CEO of Broadwind. “Under the IRA, U.S. based manufacturers of clean energy componentry, including wind towers, are granted the full benefit of the 45X tax credit through 2029, representing a significant economic incentive for new investment in renewable energy projects over the coming years. Our monetization of the 45X tax credits earned in 2023 will serve to significantly improve our liquidity profile entering 2024, while positioning us further invest in accretive, value creating opportunities.”

ABOUT BROADWIND

Broadwind (Nasdaq: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. With facilities throughout the U.S., our talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

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